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                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD}


                              CONSENT OF APPRAISER
                              --------------------


American Appraisal Associates, Inc. ("AAA") hereby consents to Weirton Steel Corporations references us and/or our appraisal under the Captions "Questions and Answers," "Description of the Senior Secured Notes," "Summary Comparison of Key Differences Between the Senior Notes and the Outstanding Notes," and "Notes to Consolidated Financial Statements" in its S-4 filing in March, 2002. Specifically, AAA consents to Weirton Steel Corporation's references to the appraised aggregate "in place, in use" value of $587 million, aggregate liquidation-in-place value of approximately $383 million and aggregate estimated discounted cash flow value of approximately $657 million of Weirton Steel Corporation's hot strip mill, No. 9 tandem mill, and tin assets as of June 30, 2001 (AAA contract numbers 048220, 048707, and 048933). We do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Sincerely,

                              AMERICAN APPRAISAL ASSOCIATES


                              By:  /s/ Dale Egan
                                 --------------------------------
                                   Dale Egan
                                   General Counsel

Date March 11, 2002